Filed under Rule 424(b)(3), Registration Statement No. 333-58976

Pricing Supplement No. 6 — dated Monday, July 26 2004 (To: Prospectus Dated June 20, 2001 and Prospectus Supplement Dated June 10, 2004)

CUSIP	Selling	Principal	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product	Guaranteed
Number	Price	Amount	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking	Security
26876EAL9	100.000%	$510,000.00	0.625%	$506,812.50	FIXED	3.700%	MONTHLY	07/15/2007	08/15/2004	$1.64	YES	Unsecured	YES
												Notes

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Merrill Lynch & Co., Morgan Stanley, UBS Financial Services, Inc., Wachovia Securities LLC
Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P.,

26876EAM7	100.000%	$1,562,000.00	0.750%	$1,550,285.00	FIXED	4.150%	QUARTERLY	07/15/2008	10/15/2004	$8.76	YES	Unsecured	YES
Notes

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Merrill Lynch & Co., Morgan Stanley, UBS Financial Services, Inc., Wachovia Securities LLC	Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P.,

Trade Date: Monday, July 26, 2004 @ 12:00 PM ET
Issuer	Settle Date: Thursday, July 29, 2004	EOP Operating Limited Partnership
EOP Operating Limited Partnership	Minimum Denomination/Increments: $1,000.00/$1,000.00	$500,000,000 EOP Operating LP
Two N. Riverside Plaza, Suite 2100	Initial trades settle flat and clear SDFS: DTC Book Entry only	Prospectus dated 20-Jun-01 and
Chicago IL 60606	DTC Number 0443 via Pershing, LLC	Prospectus Supplement Dated: 10-
Jun-04

Guarantor Equity Office Properties Trust Two N. Riverside Plaza, Suite 2100 Chicago IL 60606	If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.
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